News Release I For Immediate Release
FactSet Increases Revenue and EPS in Second Quarter 2020
NORWALK, Conn., March 26, 2020 - FactSet ("FactSet" or the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading service, today announced results for its second quarter ended February 29, 2020.

Second Quarter Fiscal 2020 Highlights

•Revenue increased 4.2%, or $14.9 million, to $369.8 million compared with $354.9 million for the same period in fiscal 2019. The increase is primarily due to higher sales of analytics, wealth management solutions, and content and technology solutions (CTS). Organic revenues grew 4.2% to $371.0 million during the second quarter of fiscal 2020 from the prior year period.
•Annual Subscription Value (ASV) plus professional services was $1.50 billion at February 29, 2020, compared with $1.44 billion at February 28, 2019. The organic growth rate, which excludes the effects of acquisitions, dispositions, and foreign currency movements, was 4.3%. The primary contributors to this growth since the first quarter of 2020 were higher sales in FactSet's analytics, CTS, and wealth workflow solutions and a price increase in the Americas region. Please see the “ASV + Professional Services” section of this press release for details.
•Operating margin decreased to 28.7% compared with 30.6% for the same period last year. Adjusted operating margin decreased to 31.8% compared with 33.2% in the prior year period primarily as a result of higher costs related to the Company's three-year investment plan.
•Diluted earnings per share (EPS) increased 5.0% to $2.30 compared with $2.19 for the same period in fiscal 2019. Adjusted diluted EPS rose 5.4% to $2.55 compared with $2.42 in the prior period primarily driven by a lower tax rate partially offset by lower operating results.
•The Company’s effective tax rate for the second quarter decreased to 14.0% compared with 18.8% a year ago, primarily due to higher tax benefits from stock-based compensation exercises in the second quarter of 2020.
•FactSet updated its annual guidance for organic ASV plus professional services. Please see the “Annual Business Outlook” section of this press release for details.

“We performed well in our second quarter and continued to execute successfully against our three-year investment plan,” said Phil Snow, FactSet CEO. “I am most proud, however, of the way the FactSet community has united to support its members and our clients during this challenging period. While we proceed with caution for the remainder of the year due to the heightened impact and uncertainty surrounding the coronavirus pandemic, our commitment to our team and our clients remains absolute.”

News Release I For Immediate Release
Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended
	February 29,	February 28,
(In thousands, except per share data)	2020	2019	Change
GAAP revenues	$369,780	$354,895	4.2%
Organic revenues	$370,988	$356,194	4.2%
Operating income	$106,257	$108,688	(2.2)%
Adjusted operating income	$117,922	$118,243	(0.3)%
Operating margin	28.7%	30.6%
Adjusted operating margin	31.8%	33.2%
Net income	$88,686	$84,702	4.7%
Adjusted net income	$98,348	$93,598	5.1%
Diluted EPS	$2.30	$2.19	5.0%
Adjusted diluted EPS	$2.55	$2.42	5.4%
* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

“FactSet ended the half-year on solid footing, and we believe we are well-positioned to navigate the current unprecedented economic and market volatility given the strength of our balance sheet and liquidity,” said Helen Shan, FactSet CFO. “FactSet’s strong team and resilient business model will help us navigate this tumultuous time and bring long-term value to both clients and shareholders.”

Annual Subscription Value (ASV) + Professional Services and Segment Revenue
ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients and excludes professional services fees billed in the last 12 months that are not subscription-based. Professional services are revenues derived from project-based consulting and implementation.
ASV plus professional services was $1.50 billion at February 29, 2020. Organic ASV plus professional services was also $1.50 billion at February 29, 2020, up $62.5 million from the prior year at a growth rate of 4.3%. Organic ASV, which excludes the effects of acquisitions, dispositions, and foreign currency movements, plus professional services, increased $25.7 million over the last three months.
Buy-side and sell-side ASV growth rates for the second quarter of fiscal 2020 were 4.5% and 2.9%, respectively. Buy-side clients accounted for 84.1% of organic ASV while the remainder is derived from sell-side firms that perform mergers and acquisitions advisory work, capital markets services, and equity research. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this earnings release.

ASV from U.S. operations was $925.6 million, increasing 3.9% over the prior year period's $890.5 million. U.S. revenues for the quarter increased to $232.7 million compared with $223.3 million in the second quarter last year. Excluding the effects of acquisitions and dispositions completed in the last 12 months, the U.S. revenue growth rate was 4.2%. ASV from international operations was $554.0 million, increasing 4.5% over the prior year period of $530.2 million. International revenues were $137.1 million compared with $131.6 million from the second quarter of fiscal 2019. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency impacts, the international revenue growth rate was 4.1%. Segment ASV does not include professional services, which totaled $24.5 million at February 29, 2020.

News Release I For Immediate Release
Operational Highlights – Second Quarter Fiscal 2020

◦Client count as of February 29, 2020 was 5,688, a net increase of 87 clients in the past three months, primarily driven by an increase in corporate and wealth management clients. The count includes clients with ASV of $10,000 and above.
◦User count increased by 2,111 to 128,896 in the past three months, primarily driven by an increase in wealth advisors and portfolio management.
◦Annual ASV retention was greater than 95%. When expressed as a percentage of clients, annual retention was 89%.
◦Employee count was 9,892 as of February 29, 2020, up 3.8% over the last twelve months.
◦Net cash provided by operating activities increased to $99.7 million compared with $99.2 million for the second quarter of 2019. Quarterly free cash flow decreased to $74.6 million compared with $87.3 million a year ago, a decrease of 14.6%, primarily due to higher capital expenditures.
◦Capital expenditures increased to $25.1 million, compared with $12.0 million a year ago, primarily due to new office space build out and technology upgrades.
◦A regular quarterly dividend of $27.1 million, or $0.72 per share, was paid on March 19, 2020, to holders of record of FactSet’s common stock at the close of business on February 28, 2020.
◦FactSet enhanced its digital strategy and made its proprietary datasets available on the cloud data platform Snowflake, providing investment professionals with immediate and scalable access to content in a cloud-built SQL data warehouse. This availability helps users centralize, integrate, and analyze FactSet content alongside additional data feeds already hosted on the platform.
◦Furthering its deep sector strategy, FactSet also launched comprehensive sector data from AM Best, a global credit rating agency, news publisher, and data analytics provider specializing in the insurance industry. The integration of this content within FactSet provides clients with a single point of access to thoroughly analyze and uncover opportunities across the insurance landscape.
◦FactSet extended its content offering in Canada to further its global content and enhance its wealth and research solutions. This expansion of coverage includes the launch of Canadian-specific reporting from StreetAccount, the real-time market intelligence news service, as well as investment fund information from Fundata Canada, Inc.
Share Repurchase Program

FactSet repurchased 267,500 shares of its common stock for $74.2 million at an average price of $277.28 during the second quarter under the Company’s existing share repurchase program. Additionally, on March 24, 2020, the Board of Directors of FactSet approved an increase of $220 million to the existing share repurchase program. Including this increase, as of March 26, 2020, $300 million is available for share repurchases.

News Release I For Immediate Release
Annual Business Outlook
FactSet provided its outlook for fiscal 2020 on September 26, 2019. Given the risk factors, uncertainties, and assumptions discussed below, particularly the ongoing uncertainty surrounding the duration, magnitude, and impact of the novel coronavirus pandemic, FactSet’s actual future results may differ materially from these expectations. FactSet currently does not intend to update its forward-looking statements until its next quarterly results announcement other than in publicly available statements.
Fiscal 2020 Expectations
•Organic ASV plus professional services is now expected to increase in the range of $50 million and $75 million over fiscal 2019. The change in the anticipated range reflects the current expected business impacts resulting from the coronavirus pandemic.
•GAAP revenue is expected to be in the range of $1.49 billion and $1.50 billion.
•GAAP operating margin is expected to be in the range of 28.5% and 29.5%.
•Adjusted operating margin is expected to be in the range of 31.5% and 32.5%.
•Annual effective tax rate is expected to be in the range of 17.0% and 17.5%.
•GAAP diluted EPS is expected to be in the range of $8.70 and $9.00. Adjusted diluted EPS is expected to be in the range of $9.85 and $10.15.
Both GAAP operating margin and GAAP diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2020. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.
Conference Call
The Company will host a conference call today, March 26, 2020, at 11:00 a.m. Eastern Time to discuss its second quarter results. The call will be webcast live at FactSet Investor Relations. The following information is provided for those who would like to participate:

U.S. Participants:    833.231.8259
International Participants:   647.689.4104
Passcode:    6187761

An archived webcast with the accompanying slides will be available at investor.factset.com for one year after the conclusion of the live event. The earnings call transcript will also be available via the FactSet workstation or web. An audio replay of this conference will also be available until April 2, 2020 via the following telephone numbers: 800.585.8367 in the U.S. and 416.621.4642 internationally using passcode 6187761.
Forward-looking Statements
This news release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "expects," "believes, " "anticipates," "plans," "intends, " "estimates, " "projects," "should," "indicates," "continues," "may" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to: the ability to integrate newly acquired companies, clients and businesses; strains on resources as a result of growth, the volatility and stability of

News Release I For Immediate Release
global securities markets, including declines in equity or fixed income returns impacting the buying power of investment management clients; the ability to hire and retain qualified personnel; the maintenance of the Company's leading technological position and reputation; failure to maintain or improve FactSet’s competitive position in the marketplace; fraudulent, misappropriation or unauthorized data access, including cyber-security and privacy breaches; failures or disruptions of telecommunications, data centers, network systems, facilities, or the Internet; uncertainty, consolidation and business failures in the global investment banking industry; the continued shift from active to passive investing, the negotiation of contract terms with vendors, data suppliers and landlords; the retention of clients and the attraction of new ones; the absence of U.S. or foreign governmental regulation restricting international business; the unfavorable resolution of tax assessments and legal proceedings; legislative and regulatory changes in the environments in which FactSet and its clients operate; and the potential adverse impact on our business of global public health epidemics, including the current coronavirus pandemic. Forward-looking statements speak only as of the date they are made, and FactSet assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

About Non-GAAP Financial Measures
Financial measures in accordance with U.S. GAAP including revenue, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Organic revenues exclude the effects of acquisitions and dispositions completed in the last 12 months and foreign currency movements in all periods presented. Adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share exclude both intangible asset amortization and non-recurring items. The Company believes that these adjusted financial measures better reflect the underlying economic performance of FactSet.

The GAAP financial measure, cash flows provided by operating activities, has been adjusted for capital expenditures to report non-GAAP free cash flow. FactSet uses this financial measure both in presenting its results to stockholders and the investment community and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior content, analytics, and flexible technology to help more than 128,000 users see and seize opportunity sooner. We give investment professionals the edge to outperform with informed insights, workflow solutions across the portfolio lifecycle, and industry-leading support from dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly ranked as one of Fortune's 100 Best Companies to Work For® and a Best Workplace in the United Kingdom and France. Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow on Twitter: www.twitter.com/factset.

FactSet
Media & Investor Relations Contact:
Rima Hyder
857.265.7523

News Release I For Immediate Release
rima.hyder@factset.com

Consolidated Statements of Income (Unaudited)
	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
(In thousands, except per share data)	2020	2019	2020	2019
Revenues	$369,780	$354,895	$736,438	$706,535
Operating expenses
Cost of services	176,218	165,108	341,175	331,884
Selling, general and administrative	87,305	81,099	175,820	165,424
Total operating expenses	263,523	246,207	516,995	497,308

Operating income	106,257	108,688	219,443	209,227
Other expense
Interest expense, net	(2,661)	(4,211)	(5,792)	(8,670)
Other expense, net	(487)	(128)	(1,801)	(265)
Income before income taxes	103,109	104,349	211,850	200,292

Provision for income taxes	14,423	19,647	29,207	31,294
Net income	88,686	84,702	182,643	168,998

Diluted earnings per common share	$2.30	$2.19	$4.73	$4.37
Diluted weighted average common shares	38,576	38,619	38,582	38,714

News Release I For Immediate Release

Consolidated Balance Sheets (Unaudited)

	February 29,	August 31,
(In thousands)	2020	2019
ASSETS
Cash and cash equivalents	$343,488	$359,799
Investments	23,885	25,813
Accounts receivable, net of reserves	168,139	146,309
Prepaid taxes	25,917	15,033
Prepaid expenses and other current assets	39,676	36,858
Total current assets	601,105	583,812

Property, equipment, and leasehold improvements, net	135,016	119,384
Goodwill	690,637	685,729
Intangible assets, net	128,243	133,691
Deferred taxes	7,172	7,571
Lease right-of-use assets, net	235,930	—
Other assets	30,469	29,943
TOTAL ASSETS	$1,828,572	$1,560,130

LIABILITIES
Accounts payable and accrued expenses	$73,454	$79,620
Current lease liabilities	27,830	—
Accrued compensation	40,810	64,202
Deferred fees	59,184	47,656
Taxes payable	—	—
Dividends payable	27,251	27,445
Total current liabilities	228,529	218,923

Long-term debt	574,264	574,174
Deferred taxes	13,562	16,391
Deferred fees	9,344	10,088
Taxes payable	25,958	26,292
Lease liabilities	257,235	—
Deferred rent and other non-current liabilities	2,920	42,006
TOTAL LIABILITIES	$1,111,812	$887,874

STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	$716,760	$672,256

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,828,572	$1,560,130

News Release I For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
	Six Months Ended
	February 29,	February 28,
(In thousands)	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$182,643	$168,998
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	28,296	29,052
Stock-based compensation expense	18,028	16,140
Deferred income taxes	(3,091)	1,088
Loss on sale of assets	145	196
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	(21,835)	(19,676)
Accounts payable and accrued expenses	10,356	(5,423)
Accrued compensation	(23,518)	(26,266)
Deferred fees	10,775	9,729
Taxes payable, net of prepaid taxes	(12,182)	(17,385)
Other, net	5,843	(10,899)
Net cash provided by operating activities	195,460	145,554

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment and leasehold improvements, net of proceeds from dispositions	(51,899)	(21,482)
Purchases of Investments	(2,236)	(7,927)
Proceeds from maturity or sale of investments	4,199	10,041
Net cash used in investing activities	(49,936)	(19,368)

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchases of common stock	(158,595)	(110,739)
Dividend payments	(54,363)	(48,442)
Proceeds from employee stock plans	50,487	43,362
Other financing, net	(1,586)	—
Net cash used in financing activities	(164,057)	(115,819)

Effect of exchange rate changes on cash and cash equivalents	2,222	(655)
Net (decrease) increase in cash and cash equivalents	(16,311)	9,712
Cash and cash equivalents at beginning of period	359,799	208,623
Cash and cash equivalents at end of period	$343,488	$218,335

News Release I For Immediate Release
Reconciliation of U.S. GAAP Results to Adjusted Financial Measures
Financial measures in accordance with U.S. GAAP, including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities, have been adjusted below. FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues

(Unaudited)	Three Months Ended
	February 29,	February 28,
(In thousands)	2020	2019	Change
GAAP revenues	$369,780	$354,895	4.2%
Deferred revenue fair value adjustment (a)	1,188	1,299
Currency impact (b)	20	—
Organic revenues	$370,988	$356,194	4.2%
(a)The adjustment relates to deferred revenue fair value adjustments from purchase accounting.
(b)The impact from foreign currency movements over the past 12 months.

News Release I For Immediate Release
Operating Income, Margin, Net Income and Diluted EPS

(Unaudited)	Three Months Ended
	February 29,	February 28,
(In thousands, except per share data)	2020	2019	Change
GAAP Operating income	$106,257	$108,688	(2.2)%
Intangible asset amortization	5,143	5,839
Deferred revenue fair value adjustment	1,188	1,299
Other non-recurring items (a)	5,334	2,417
Adjusted operating income	$117,922	$118,243	(0.3)%
Adjusted operating margin (b)	31.8%	33.2%

GAAP Net income	$88,686	$84,702	4.7%
Intangible asset amortization (c)	4,183	4,742
Deferred revenue fair value adjustment (c)	966	1,055
Other non-recurring items (a)(c)	4,513	1,718
Income tax benefits (d)	—	1,381
Adjusted net income	$98,348	$93,598	5.1%

GAAP Diluted earnings per common share	$2.30	$2.19	5.0%
Intangible asset amortization	0.11	0.12
Deferred revenue fair value adjustment	0.03	0.03
Other non-recurring items (a)	0.11	0.04
Income tax benefits (d)	—	0.04
Adjusted diluted earnings per common share	$2.55	$2.42	5.4%
Weighted average common shares (Diluted)	38,576	38,619

(a)GAAP operating income in the second quarter of fiscal 2020 was adjusted to exclude $5.3 million of pre-tax net expenses primarily related to severance, stock-based compensation acceleration, professional fees to related to the ongoing three year investment plan, and facilities costs, which reduced net income by $4.5 million and diluted earnings per share by $0.11. GAAP operating income in the second quarter of fiscal 2019 was adjusted to exclude $2.4 million of pre-tax expenses primarily related to severance, stock-based compensation expense and occupancy costs, which reduced net income by $1.7 million and diluted earnings per share by $0.04. The income tax effect related to the other non-recurring items was $0.8 million in the second quarter of fiscal 2020 compared with $0.5 million for the same period in fiscal 2019.
(b)Adjusted operating margin is calculated as adjusted operating income divided by GAAP revenues plus the deferred revenue fair value adjustment.
(c)For purposes of calculating adjusted net income and adjusted diluted earnings per share, intangible asset amortization, deferred revenue fair value adjustments and other non-recurring items were taxed at the annual effective tax rates of 18.7% for fiscal 2020 and 18.8% for fiscal 2019.
(d)GAAP net income in the second quarter of fiscal 2019 was adjusted to exclude $1.4 million or $0.04 per share of income tax expense primarily due to a settlement with tax authorities partially offset by income tax benefits related to the U.S. tax reform.

News Release I For Immediate Release
Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
	Annual Fiscal 2020 Guidance
(In thousands, except per share data)	Low end of range	High end of range
GAAP Operating margin	28.5%	29.5%
Intangible asset amortization (a)	1.6%	1.6%
Deferred revenue fair value adjustment (b)	0.3%	0.3%
Other non-recurring items (c)	1.1%	1.1%
Adjusted operating margin	31.5%	32.5%

GAAP Net income	$337,000	$349,000
Intangible asset amortization (a)	19,485	19,485
Deferred revenue fair value adjustment (b)	3,900	3,900
Other non-recurring items (c)	21,150	21,150
Adjusted net income	$381,535	$393,535

GAAP Diluted earnings per common share	$8.70	$9.00
Intangible asset amortization (a)	0.50	0.50
Deferred revenue fair value adjustment (b)	0.10	0.10
Other non-recurring items (c)	0.55	0.55
Adjusted diluted earnings per common share	$9.85	$10.15

(a)GAAP operating income for the full fiscal 2020 year is adjusted to exclude $23.5 million of pre-tax intangible asset amortization, which reduced GAAP operating margin by 1.6%, GAAP net income by $19.5 million and GAAP diluted earnings per share by $0.50. The income tax effect related to intangible asset amortization is $4.0 million for the period presented above.
(b)The adjustment relates to deferred revenue fair value adjustments from purchase accounting. The income tax effect related to deferred revenue fair value adjustments was $0.8 million for the period presented above.
(c)GAAP operating income for the full fiscal 2020 year is adjusted to exclude $25.5 million of pre-tax expenses related to several one-time items, which reduced net income by $21.2 million and diluted earnings per share by $0.55. The income tax effect related to other non-recurring items is $4.3 million for the period presented above.

News Release I For Immediate Release
Free Cash Flow

(Unaudited)	Three Months Ended
	February 29,	February 28,
(In thousands)	2020	2019	Change
Net cash provided by operating activities	$99,669	99,234
Capital expenditures	(25,119)	(11,957)
Free cash flow	$74,550	$87,277	(14.6)%

Supplementary Schedules of Historical ASV by Client Type
The following table presents the percentages and growth rates of organic ASV by client type, excluding the impact of currency movements, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency movements. The numbers below do not include professional services.

	Q2'20	Q1'20	Q4'19	Q3'19	Q2'19	Q1'19	Q4'18	Q3'18
% of ASV from buy-side clients	84.1%	83.9%	83.7%	84.2%	83.9%	83.9%	83.9%	84.4%
% of ASV from sell-side clients	15.9%	16.1%	16.3%	15.8%	16.1%	16.1%	16.1%	15.6%

ASV Growth rate from buy-side clients	4.5%	4.0%	4.8%	5.2%	5.3%	5.9%	5.4%	5.3%
ASV Growth rate from sell-side clients	2.9%	4.0%	6.3%	6.8%	9.2%	8.6%	7.3%	5.0%
Total Organic ASV Growth Rate	4.2%	4.0%	5.0%	5.4%	5.9%	6.3%	5.7%	5.3%

The following table presents the calculation of the above-mentioned ASV growth rates from all clients.
(Details may not sum to total due to rounding)

(In millions)	Q2'20	Q2'19
As reported ASV (a)	$1,479.6	$1,419.5
Currency impact (b)	(0.5)	—
Organic ASV total	$1,479.1	$1,419.5
Total Organic ASV Growth Rate	4.2%

(a)ASV excludes $24.5 million and $21.9 million, respectively, in professional services fees as of February 29, 2020 and February 28, 2019, respectively.
(b)The impact from foreign currency movements was excluded above to calculate total organic ASV.